Exhibit 21



Subsidiaries of Food Lion, Inc.:

Entity                                  State of Incorporation

Kash n' Karry Food Stores, Inc.         DE

FLI Holding Corp.                       DE

Barnwell, Inc.                          DE

Risk Management Services, Inc.          NC

FL Food Lion, Inc.                      FL